                            BEVERLY ENTERPRISES, INC.

                                  EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


                                                                                                        NINE MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                                     -------------------------------------------------------------    ----------------------

                                       1999         1998         1997         1996         1995         2000         1999
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before provision for
  (benefit from) income taxes,
  extraordinary charge and
  cumulative effect of change
  in accounting for income taxes     $(213,726)   $ (50,882)   $ 108,506    $ 125,507    $  (6,154)   $  (9,732)   $(161,989)
                                     =========    =========    =========    =========    =========    =========    =========

Add fixed charges:
  Interest expense (including
    capitalized interest) ........      71,324       64,967       81,702       89,911       83,294       60,094       52,733
  Interest factor in rent expense       38,147       37,541       37,849       33,572       46,740       28,748       28,319
  Amortization of debt issue costs       2,909        2,336        3,163        3,210        4,379        1,910        2,562
  Amortization of debt discounts             0            0           39          101          144            0            0
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------

Total fixed charges ..............     112,380      104,844      122,753      126,794      134,557       90,752       83,614
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------

Less capitalized interest ........      (1,655)      (1,365)      (2,191)      (2,111)      (3,572)      (2,062)      (1,266)
                                     ---------    ---------    ---------    ---------    ---------    ---------    ---------

Total earnings ...................   $(103,001)   $  52,597    $ 229,068    $ 250,190    $ 124,831    $  78,958    $ (79,641)
                                     =========    =========    =========    =========    =========    =========    =========


Ratio of earnings to fixed charges          (1)          (1)        1.87         1.97           (1)          (1)          (1)
                                     =========    =========    =========    =========    =========    =========    =========


(1) Earnings were inadequate to cover fixed charges by $11,794,000 and $163,255,000 for the nine months ended September 30, 2000 and 1999, respectively, and $215,381,000, $52,247,000 and $9,726,000 for the years ended
December 31, 1999, 1998 and 1995, respectively.